UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 30, 2006

CANDELA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-14742	04-2477008
(Commission File Number)	(I.R.S. Employer Identification Number)

530 Boston Post Road, Wayland, Massachusetts	01778
(Address of Principal Executive Offices)	(Zip Code)

(508) 358-7400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01.  Entry into a Material Definitive Agreement.

Director Compensation

On January 30, 2006, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the registrant approved compensation for members of the Board of Directors who are not employees of the registrant (each, a “Non-Employee Director”).  Directors who are employees of the registrant receive no additional compensation for their service as a Director.

Retroactive to January 1, 2006, Non-Employee Directors will receive an annual retainer of $20,000.  There was no change to the annual retainers paid to the Chair of the Board of Directors and the Chairs of its committees, and no change to fees for meetings attended.  Non-Employee Directors are also reimbursed for out-of-pocket expenses incurred in connection with the performance of their duties as Directors.

In addition, on January 30, 2006, the Compensation Committee granted each Non-Employee Director stock-settled stock appreciation rights (“SARs”) with respect to 30,000 shares of the registrant’s common stock, $0.01 par value per share (the “Common Stock”) at a per share exercise price equal to the fair market value of the Common Stock on January 30, 2006.  These SARs become exercisable in two equal annual installments beginning one year after the date of grant and will terminate on January 30, 2016, unless terminated earlier in accordance with the terms of such SARs.

Executive Officer Compensation

On January 30, 2006, the Compensation Committee granted each executive officer listed in the following table SARs with respect to the number of shares of Common Stock set forth opposite such executive officer’s name at the per share exercise price equal to the fair market value of the Common Stock on January 30, 2006.  These SARs become exercisable in four equal annual installments beginning one year after the date of grant and will terminate on January 30, 2016, unless terminated earlier in accordance with the terms of such SARs.

Executive Officer	Number of Shares of Common Stock Underlying SARs
Broyer, F. Paul	30,000
Cardarelli, Paul B.	30,000
Herman, Dennis S.	30,000
Hsia, Dr. James C.	30,000
McGrail, William H.	30,000
McMillan, Dr. Kathleen	30,000
Mori, Toshio	30,000
Puorro, Gerard E.	80,000
Quinn, Robert E.	20,000
Wilber, Robert J.	30,000

SIGNATURES

                                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANDELA CORPORATION

By:	/s/ F. Paul Broyer
F. Paul Broyer
Senior Vice President, Finance & Administration, and Chief Financial Officer (principal financial and accounting officer)

Date:  February 3, 2006